Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption of “Experts” in the Registration Statement (Form S-3) and related Prospectus of Alesco Financial Inc. (formerly Sunset Financial Resources, Inc. (“Sunset”)) for the registration of 11,965,814 shares of its common stock and to the incorporation of our report dated March 22, 2005, with respect to the consolidated financial statements and schedules of Sunset as of December 31, 2004, and for the year ended December 31, 2004 and the period beginning October 6, 2003 and ended December 31, 2003, included in its Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

Jacksonville, Florida

August 9, 2007